Chrysler Financial	Distribution Date:	08-OCT-04
DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)		Page 1 of 2

Payment Determination Statement Number Distribution Date	7 08-Oct-04

Dates Covered	From and Including	To and Including
Collections Period	01-Sep-04	30-Sep-04
Accrual Period	08-Sep-04	07-Oct-04
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	78,443	1,257,673,556.11
Collections of Installment Principal		26,448,167.29
Collections Attributable to Full Payoffs		17,673,961.91
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,130,065.55

Pool Balance — End of Period	76,478	1,211,421,361.36

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	1,574,003,577.68
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	76.96%
Ending O/C Amount	93,074,147.16
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	108.32%
Cumulative Net Losses	3,816,652.23
Net Loss Ratio (3 mo. Weighted Avg.)	0.82340%
Cumulative Recovery Ratio	56.55%
60+ Days Delinquency Amount	5,118,965.24
Delinquency Ratio (3 mo. Weighted Avg.)	0.40440%
Weighted Average APR	5.992%
Weighted Average Remaining Term (months)	46.12
Weighted Average Seasoning (months)	16.37

Chrysler Financial	Distribution Date:	08-Oct-04
DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)		Page 2 of 2

Cash Sources
Collections of Installment Principal	26,448,167.29
Collections Attributable to Full Payoffs	17,673,961.91
Principal Amount of Repurchases	0.00
Recoveries on Loss Accounts	1,134,267.37	O/C Release (Prospectus pg S18-S20)
Collections of Interest	6,242,580.21	Pool Balance	1,211,421,361.36
Investment Earnings	39,131.10	Yield Supplement O/C Amount	(34,213,767.46)
Reserve Account	3,750,000.00	Adjusted Pool Balance	1,177,207,593.90

Total Sources	55,288,107.88	Total Securities	1,118,347,214.21

		Adjusted O/C Amount	58,860,379.69
Cash Uses
Servicer Fee	1,048,061.30	O/C Release Threshold	58,860,379.70
A Note Interest	1,754,295.00
Priority Principal Distribution Amount	0.00	O/C Release Period?	Yes
B Note Interest	106,875.00
Reserve Fund	3,750,000.00	O/C Release	6,394,268.90
Regular Principal Distribution Amount	42,234,607.68
Distribution to Certificateholders	6,394,268.90

Total Cash Uses	55,288,107.88

Administrative Payment
Total Principal and Interest Sources	55,288,107.88
Investment Earnings in Trust Account	(39,131.10)
Daily Collections Remitted	(47,127,190.20)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,048,061.30)
O/C Release to Seller	(6,394,268.90)

Payment Due to/(from) Trust Account	(3,070,543.62)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Class A-1 380,000,000 @ 1.0725%	40,581,821.88	0.00	40,581,821.88	106.7942681	36,270.00	0.0954474	380000000
Class A-2 427,000,000 @ 1.41%	427,000,000.00	425,347,214.21	1,652,785.80	4.4074288	501,725.00	1.3379333	375000000
Class A-3 366,000,000 @ 2.00%	366,000,000.00	366,000,000.00	0.00	0.0000000	610,000.00	1.2708333	480000000
Class A-4 282,000,000 @ 2.58%	282,000,000.00	282,000,000.00	0.00	0.0000000	606,300.00	2.7559091	220000000
Class B 45,000,000 @ 2.85%	45,000,000.00	45,000,000.00	0.00	0.0000000	106,875.00	2.3750000	45000000

Total Notes	1,160,581,821.88	1,118,347,214.21	42,234,607.68		1,861,170.00		1,500,000,000.00

* Class A-1 Interest is computed an Actual/360 Basis. Days in current period 30